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                                  June 8, 1994



Carpenter Technology Corporation
101 West Bern Street
Reading, PA  19601

                 Re:  Stock-Based Incentive Compensation
                      Plan for Officers and Key Employees:

                      Registration Statement on Form S-8

Gentlemen:

                 We have acted as your counsel in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement"), to be filed today with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to an aggregate of 500,000 shares (the "Shares") of Common Stock, par value $5 per share, to be offered pursuant to the Corporation's Stock-Based Incentive Compensation Plan for Officers and Key Employees (the "Plan"). The Plan provides that the Shares may be either (i) newly issued from the Corporation's reserve of authorized but previously unissued shares or (ii) previously outstanding shares acquired by the Corporation and held in its treasury.

                  We have examined the Plan and such corporate records and other documents and matters as we have considered appropriate to enable us to give this opinion.

                 Based on the foregoing, it is our opinion that the Shares, to the extent they are newly issued, have been duly authorized and when issued and sold in accordance with the provisions of the Plan will be validly issued, fully paid and nonassessable.

                 We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                                   Very truly yours,

                                                   DECHERT PRICE & RHOADS